SCHEDULE 14A INFORMATION

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                           NOONEY REALTY TRUST, INC.
                (Name of Registrant as Specified in its Charter)

                            THE COMMITTEE TO INCREASE
                              SHAREHOLDER VALUE AT
                            NOONEY REALTY TRUST, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                 The Committee to Increase Shareholder Value at
                            Nooney Realty Trust, Inc.
                              1100 Main, Suite 2100
                              Kansas City, MO 64105

                                                 July 24, 1997

          DO NOT BE MISLEAD -- THE SPECIAL MEETING IS ABOUT ONE ISSUE.

Dear Fellow Nooney Shareholder:

     The upcoming Special Meeting of Shareholders of Nooney Realty Trust, Inc., has only ONE proposal on the agenda. Regardless of how Nooney tries to cloud this issue, you are being asked, at the Board's request, to amend the Bylaws of the Trust and nothing else.

The Board's ONE amendment has numerous parts, all related to the proposed Bylaw changes, which include:

     o suspending application and enforcement of Section 8.8(b) of the Bylaws on or prior to April 23, 1997, which relieves the Board members from any potential personal liability because they failed to do what was required of them by the Bylaws as a result of PICO violating the Bylaws; and

     o allowing the "Independent Directors" to amend the Bylaws in the future, without your approval, if and when they feel it is advisable to protect the tax status of the Trust.

The Committee feels the amendment language is vague and purposefully written to give the Board extremely broad latitude in how it decides to amend the Bylaws in the future.

The Committee asks you to reject the Board's self-serving arguments and, in your own best interest, vote AGAINST the only proposal on the agenda.

                    -----------------------------------------

              Nooney has tried to confuse you with issues that are
                   NOT on the agenda for the Special Meeting.

     In a desperate attempt to see this one proposal passed, the Board has attacked David L. Johnson and KelCor, Inc. The Board has also attempted to divert your attention from violations of the Bylaws, which occurred during its watch, by claiming that the tax status of the Trust has never been compromised. The Board is asking that you relieve it of the responsibility to monitor violations of the Bylaws because it believes the issues are too complex. How valid is the Board's assurance that the tax status of the Trust will remain unaffected when the tax status issue is far more complex than the Bylaw issues that they claim they cannot comply with?

     The sole purpose of the 9.8% shareholder ownership limit being written into the Bylaws when the Trust was founded was to ensure that the tax status of the Trust would never be in jeopardy. The Committee believes that the 9.8% shareholder ownership limit is sound and prudent. There is no reason to amend the Bylaws solely to provide special treatment for PICO and the Trust's Board of Directors.

                             Meet David L. Johnson.

     As disclosed in the Special Meeting proxy material sent to you previously, Mr. Johnson is a CPA who practiced with Arthur Andersen & Co. for ten years and since 1988 has owned and operated a successful real estate management company, Maxus Properties, Inc. Maxus employs more than 200 people and manages 42 properties in 7 states with gross revenues more than 10 times larger than the Trust. KelCor, Inc., which is also owned and operated by Mr. Johnson, participates in the acquisition of commercial real estate and loans secured by commercial real estate.

     You should know that Mr. Johnson has not "...forced the Trust to spend at least $150,000 of Shareholder funds..." as Nooney would have you believe. It is the Board that has spent these funds because of its decision NOT to enforce the Bylaws.

     Mr. Johnson and his affiliates have invested large amounts of their time and money in an effort to force the Board to enforce our Bylaws. Contrast this with the Board, which has spent the shareholders' money to protect its interests and the interests of the PICO Group.

                 Nooney's confusion over control of your Trust.

     With your help the Committee expects to defeat the Board's self-serving Bylaw amendment at the Special Meeting. Only after this accomplishment will the Committee propose a slate of Nominees at the upcoming Annual Meeting. At that time we intend to offer you a choice for the future direction of the Trust. Much more of a choice than you have had up until now. At this time you are only being asked to vote on the Board's proposed Bylaw amendment, NOT on any issue having to do with "Control" of the Trust.

     While Mr. Johnson and KelCor, Inc. do own 43,013 shares of the Trust, which represent more than twice the combined holdings of the entire Board, those shares still represent less then 25% of the holdings of PICO and its affiliates. Who do you think is trying to take control without shareholder approval?

     Mr. Johnson has not violated the Bylaws of the Trust -- EVER. The Board has allowed PICO to violate the Bylaws since June 1996, with impunity. Who do you think is getting the special treatment?

     Mr. Johnson has no representative on the Board. PICO currently has Mr. Hart, the President and Chief Executive Officer of PICO, on the Board of your Trust. Mr. Hart was nominated and elected by the Board to fill a vacancy. He has yet to stand for election by the shareholders. Who do you think has been given the inside track?

     Remember, this is a single issue Special Meeting. You should vote AGAINST the Board's proposed Bylaw amendment because it is in the Board's best interest, NOT the shareholders'.

     On behalf of the Committee, thank you for your support.

                                            Sincerely,
                                            /s/ David L. Johnson
                                            David L. Johnson
                                            For the Committee